Rule 424(b)(3) under Securities Act of 1933
File No. 333-132399

Supplement Dated December 21, 2009

to the Prospectus Dated May 1, 2009

For

Phoenix Foundations Equity Index Annuity

Issued by PHL Variable Insurance Company

This supplement adds information to the prospectus dated May 1, 2009 and replaces the supplement to the prospectus dated December 16, 2009.

1.	The section entitled “Incorporation by Reference” is deleted and replaced with the following

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means that incorporated documents are considered part of this prospectus. We can disclose important information to you by referring you to those documents. This prospectus incorporates by reference our Annual Report on Form 10-K (File No. 333-20277) for the year ended December 31, 2008 as amended by Form 10-K/A Amendment No. 1 and Form 10-K/A Amendment No. 2, and the definitive proxy statement (File No. 001-16517) filed by the Phoenix Companies, Inc. pursuant to Regulation 14A on March 16, 2009. Also incorporated by reference into this prospectus are the following reports we filed with the SEC subsequent to May 1, 2009: our Quarterly Report for the period ended March 31, 2009 filed on May 15, 2009 and amended on November 13, 2009; our Quarterly Report for the period ended June 30, 2009 filed on August 14, 2009 and amended on November 13, 2009; and our Quarterly Report for the period ended September 30, 2009 filed on November 16, 2009. These documents contain information about our financial results and other matters for the applicable periods.

We file our Securities Exchange Act of 1934 documents and reports, including our annual and quarterly reports on Form 10-K and Form 10-Q, electronically on the SEC’s “EDGAR” system using the identifying number CIK No. 0001031223. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You also can view these materials at the SEC’s Public Reference Room at 100 F Street NE, Room 1580, Washington, DC 20549-2001. For more information on the operations of the SEC’s Public Reference Room, call 1-800-SEC-0330.

You may request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing to the Company at Investor Relations One American Row P.O. Box 5056 Hartford, CT 06102-5056, or telephoning the Company at 800-490-4258. You may also access the incorporated documents at our website: http://www.phoenixwm.phl.com/public/products/Regform/index.jsp.

2.	In the section of the prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, all references to PHL Variable’s Form 10-K are to be read as PHL Variable’s Form 10-K as amended by Form 10-K/A Amendment No. 1 and Form 10-K/A Amendment No. 2.

3.	The second paragraph of the section entitled “Experts” is hereby replaced with the following:

The financial statements of PHL Variable Insurance Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K, as amended by Form 10-K/A Amendment No. 1 and Form 10-K/A Amendment No. 2, for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Dated: December 21, 2009	Please keep this supplement.

TF1087